Exhibit 10.2

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Purchase and Sale Agreement

By and Between

RTW Royalty II DAC, on the one hand

And

Avadel CNS Pharmaceuticals, LLC,

and

Solely for the Limited Purposes Provided for Herein,

Avadel Pharmaceuticals plc and each other Guarantor party hereto, on the other hand

Dated as of March 29, 2023

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(i)

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Index of Exhibits, Schedules and Annexes
Exhibit A:	LUMRYZ
Exhibit B:	Form of Bill of Sale
Exhibit C:	Seller Opinions

(ii)

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of March 29, 2023 (the “Effective Date”), is made and entered into by and between RTW Royalty II DAC, a designated activity company incorporated under the laws of Ireland with registered number 729563 and registered office at 2nd Floor, Palmerston House, Denzille Lane, Dublin 2, D02 WD37, Ireland (the “Buyer”), on the one hand, and Avadel CNS Pharmaceuticals, LLC, a Delaware limited liability company (the “Seller”), and, solely for the limited purposes provided for herein, Avadel Pharmaceuticals plc, an Irish incorporated public limited company (the “Parent”) and each other Guarantor party hereto (as defined below), on the other hand.

W I T N E S S E T H:

WHEREAS, the Seller, a wholly-owned, indirect Subsidiary of Parent, is in the business of, among other things, developing and commercializing the Product;

WHEREAS, the Seller and Flamel Ireland Ltd, a private company limited by shares incorporated under the laws of Ireland (“Avadel Ireland”, together with the Seller and each Guarantor, the “Seller Group”), which are wholly-owned direct or indirect Subsidiaries of Parent, own or are otherwise vested in rights in or to the Product Rights; and

WHEREAS, the Buyer desires to purchase the Revenue Participation Right from the Seller in exchange for payment of the Purchase Price, and the Seller desires to sell the Revenue Participation Right to the Buyer in exchange for the Buyer’s payment of the Purchase Price, in each case on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1             Definitions. The following terms, as used herein, shall have the following meanings:

“2023 Notes Indenture” means that certain Indenture by and among Notes Issuer, as issuer, the Parent, as guarantor, and The Bank of New York Mellon, as trustee, dated April 4. 2022, as amended in accordance with the terms thereof so long as any such amendment is not materially adverse to the Buyer.

“2027 Notes Indenture” means that certain Indenture by and among Notes Issuer, as issuer, the Parent, as guarantor, and The Bank of New York Mellon, as trustee, anticipated to be entered into on or before April 3, 2023, as amended in accordance with the terms thereof so long as any such amendment is not materially adverse to the Buyer.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Acceptable Intercreditor Agreement” means an intercreditor agreement establishing the rights and priorities in respect of common Liens on the Product Collateral on terms acceptable to Buyer acting reasonably and in good faith among the Buyer, each Grantor and the holders of any Indebtedness incurred pursuant to clause (b) of the definition of Restricted Indebtedness or any agent, representative or trustee acting on behalf of such holders, to be mutually agreed by the parties thereto.

“Affiliate” means, (a) with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person and (b) with respect to the Buyer, any Person now or hereafter existing that is managed or controlled by RTW Investments, LP or of which RTW Investments, LP serves as investment manager. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (x) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (y) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise.

“Agreement” is defined in the preamble.

“Avadel Ireland” is defined in the preamble.

“Back-Up Security Interest” is defined in Section 2.1(c).

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, examinership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 7.1(a).

“Calendar Quarter” means, (a) for the calendar quarter in which the Tranche 1 Closing occurs, the period beginning on the first day of such calendar quarter and ending on the last day of such calendar quarter, (b) for the calendar quarter in which the Tranche 2 Closing occurs, the period beginning on the first day of such calendar quarter and ending on the last day of such calendar quarter and thereafter, in each case, each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Call Option” means the Tranche 1 Call Option, the Tranche 2 Call Option, or the Pre-Funding Call Option, as applicable.

“Capital Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP (with the amount of any indebtedness in respect of a capital lease being the capitalized amount of the obligations under such capital lease determined in accordance with GAAP); provided, notwithstanding anything herein to the contrary, in no event shall any lease that would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Financial Accounting Standards Board Accounting Standard Update 2016-02, Leases (Topic 842), issued in February 2016, or any other changes in GAAP subsequent to the date hereof be considered a “Capital Lease”.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means the occurrence of any one or more of the following: (a) the acquisition, whether directly, indirectly, beneficially or of record, whether by merger, scheme of arrangement, consolidation, sale or other transfer of securities in a single transaction or series of related transactions, by any Person of any voting securities of Parent, or if the percentage ownership of any Person in the voting securities of the Parent is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Person is, directly or indirectly, the beneficial owner of voting securities representing fifty percent (50%) or more of the total voting power of all of the then outstanding voting securities of Parent; (b) a merger, scheme of arrangement, consolidation, recapitalization, or reorganization of Parent is consummated that would result in shareholders or equity holders of Parent immediately prior to such transaction that did not own more than fifty percent (50%) of the outstanding voting securities of Parent immediately prior to such transaction, owning more than fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; and (c) the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by Parent or any Subsidiary of Parent of all or substantially all the assets of the Parent and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of Parent if substantially all of the assets of the Parent and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned Subsidiary of Parent.

“Clinical Trial” means a clinical trial intended to support the Marketing Approval or Commercialization of a Product.

“Clinical Updates” means (a) a summary of any material updates with respect to the Clinical Trials, including the number of patients currently enrolled in each such Clinical Trial, the number of sites conducting each such Clinical Trial, the material progress of each such Clinical Trial, any material modifications to each such Clinical Trial, any adverse events in the Clinical Trials, (b) written plans to start new Clinical Trials, and (c) investigator brochures for the Product.

“Closing” means the Tranche 1 Closing and/or the Tranche 2 Closing, as applicable.

“Closing Date” means the date on which the Tranche 1 Closing occurs pursuant to Section 3.1(a) and/or the Tranche 2 Closing occurs pursuant to Section 3.1(b), as applicable.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“CMC” means chemistry, manufacturing and controls with respect to a Product.

“CoC Agreement” is defined in Section 6.2(c).

“Combination Product” means:

(a)            a single pharmaceutical formulation (whether co-formulated or administered together via the same administration route) containing as its active ingredients both a Product and one or more other therapeutically or prophylactically active pharmaceutical or biologic ingredients (each an “Other Component”), or

(b)            a combination therapy comprised of a Product and one or more Other Component(s), whether priced and sold in a single package containing such multiple products, packaged separately but sold together for a single price, or sold under separate price points but labeled for use together, in each case, including all dosage forms, formulations, presentations, and package configurations. Drug delivery vehicles, adjuvants and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7). All references to Products in this Agreement shall be deemed to include Combination Products.

“Commercial Updates” means a summary of material updates with respect to the Seller’s and its Affiliates’ and any Licensee’s sales and marketing activities and, if material, commercial manufacturing matters with respect to a Product.

“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of a Product (including the using, importing, selling and offering for sale of such Product), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority, post-launch marketing, promoting, detailing, distributing, selling such Product, importing, exporting or transporting such Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority, Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of a Product (and “Commercialize” shall be construed accordingly).

“Commercially Reasonable Efforts” means the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a commercial-stage public biotechnology company of similar size and resources to Parent, to develop, manufacture or commercialize, as the case may be, a comparable product for a comparable clinical indication (with respect to market size and commercial opportunity) at a similar stage in its development or product life and of a similar market and potential to the Product, but without regard to the Seller’s financial obligations under this Agreement.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Confidential Information” is defined in Section 8.1.

“Convertible Bond Indebtedness” means (1) Existing Exchangeable Notes, (2) the New Exchangeable Notes, (3) any Indebtedness of Parent or any of its Subsidiaries having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into ordinary shares or a defined American Depositary Share of Parent (or other securities or property following a merger event or other change of the common capital stock or ordinary shares of Parent), cash or any combination of cash and such common capital stock or ordinary shares (or such other securities or property) based on the market price of such common capital stock or ordinary shares (or such other securities or property); provided, that, with respect to this clause (3), (a) the principal amount (or accreted value, if applicable) of such Convertible Bond Indebtedness does not exceed $[***], (b) such Convertible Bond Indebtedness shall be unsecured, (c) no Subsidiary shall Guarantee such Convertible Bond Indebtedness, and (d) such Convertible Bond Indebtedness shall include conversion or exchange, redemption, mandatory conversion and fundamental change provisions that are customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act) or are otherwise not materially different than the Existing Exchangeable Notes or the New Exchangeable Notes.

“Credit Facilities” means, one or more debt facilities, letter of credit facilities or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other extensions of credit or other Indebtedness, in each case, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith and, in each case, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or instrument (and related documents) governing Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such facilities or a successor facility, whether by the same or any other bank, institutional lender, purchaser, investor, trustee or agent or group thereof.

“Disclosing Party” is defined in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the Effective Date, delivered to the Buyer by the Seller concurrently with the execution of this Agreement, and as may be updated solely with respect to the representations and warranties set forth in Section 4.1(h), 4.1(k) and 4.1(l) (provided that such Disclosure Schedule may not be updated to the extent any updates would qualify any such representation and warranty in a manner that would be materially adverse to the Buyer’s interests under this Agreement) and delivered to the Buyer by the Seller as of each Closing Date.

“Distributor” means a Third Party that (a) purchases or has the option to purchase any Product in finished form from or at the direction of the Seller or any of its Affiliates, (b) has the right, option or obligation to distribute, market and sell such Product (with or without packaging rights) in one or more regions, and (c) does not otherwise make any royalty, milestone, profit share or other similar payment to the Seller or its Affiliate based on such Third Party’s sale of the Product. The term “packaging rights” in this definition will mean the right for the Distributor to package or have packaged Product supplied in unpackaged bulk form into individual ready-for-sale packs.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Domestic Subsidiary” is defined in 6.14(a).

“EMA” means the European Medicines Agency, or any successor agency thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” means any of the events set forth below:

(a)            Non-Payment. The Seller fails to pay any amounts to the Buyer hereunder when and as the same shall become due and payable; provided that the Seller shall have the right to cure such failure within [***] Business Days;

(b)            Covenants. If (i) the Parent or the Seller fails to perform or observe any covenant or agreement (not specified in subsection (a) above) contained in this Agreement on its part to be performed or observed, and, in the case of any failure that is capable of cure, such failure continues unremedied for a period of [***] or more days; and (ii) such failure (without giving effect to any qualifications as to “materiality” “Material Adverse Effect” or any words of similar meaning) could reasonably be expected to have a Material Adverse Effect;

(c)            Representations and Warranties. If (i) any representation or warranty made or deemed made by or on behalf of the Parent or the Seller in or in connection with this Agreement or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, shall: (A) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (B) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier; and (ii) such inaccuracy (without giving effect to any qualifications as to “materiality” “Material Adverse Effect” or any words of similar meaning) could reasonably be expected to have a Material Adverse Effect;

(d)            Bankruptcy Event. (i) Parent or any of its Significant Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Parent, any Significant Subsidiaries or their respective debts under any bankruptcy, insolvency, examinership or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, examiner, liquidator, custodian or other similar official of Parent or any Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or (ii) an involuntary case or other proceeding shall be commenced against Parent or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to Parent or any Significant Subsidiary or its debts under any bankruptcy, insolvency, examinership or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, examiner, liquidator, custodian or other similar official of the Parent or any Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of [***] consecutive days; or

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(e)            Indebtedness. Default by Parent or any of its Subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $[***] (or its foreign currency equivalent) in the aggregate of Parent and its Subsidiaries, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise.

(f)            Judgment. a final judgment or judgments for the payment of $[***] (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against Parent or any of its Subsidiaries which judgment is not discharged, bonded, paid, waived or stayed within sixty (60) days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

“Existing Exchangeable Notes” means the 4.50% Exchangeable Senior Notes due 2023 issued and outstanding under the 2023 Notes Indenture.

“Existing Out-License” is defined in Section 4.1(h)(ii).

“Existing Patent Rights” is defined in Section 4.1(k)(i).

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“First Shipment” means, with respect to a Product, the first shipment of such properly prescribed Product from a specialty pharmacy within Seller’s distribution network to a patient in the United States after U.S. Marketing Approval of such Product has been granted, or such marketing and sale is otherwise permitted, by the FDA. For clarity, First Shipment shall not include any Net Sales Exceptions.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) U.S. federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Grantors” means the Seller and each Guarantor.

“Gross Sales” is defined in the definition of “Net Sales”.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), (b) any lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such lien) or (c) any direct or indirect liability, contingent or not, of that Person for (i) any obligations for undrawn letters of credit for the account of that Person or (ii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means the Parent, Avadel Ireland, and each Joining Subsidiary.

“Guaranty” is defined in Section 11.14.

“Improvements” means any improvement, invention or discovery relating to a Product (other than with respect to a new composition of matter), including the formulation, or the method of manufacture of a Product.

“In-License” means any license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license or a covenant not to sue or similar grant of rights to any Patents or other intellectual property rights of such Third Party that is necessary for the research, development, manufacture, use or Commercialization of a Product.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Indebtedness” of any Person means any indebtedness for borrowed money, any obligation evidenced by a note, bond, debenture or similar instrument, or any guarantee of any of the foregoing.

“Indemnified Party” is defined in Section 7.2.

“Indemnifying Party” is defined in Section 7.2.

“Intellectual Property Product Rights” means any and all of the following as they exist throughout the world at any time: (a) the Patent Rights; (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, in each case, with respect to any Product; (c) rights in all Know-How necessary for the development, manufacture or Commercialization of any Product; and (d) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing, as necessary for the development, manufacture or Commercialization of a Product.

“Intellectual Property Rights” means any and all of the following as they exist throughout the world at any time: (a) the Patent Rights and (b) the Know-How Rights.

“Intellectual Property Updates” means an updated list of the Patent Rights, including any new Patents issued or filed, amended or supplemented, relating to a Product in any country or any abandonments or other termination of prosecution with respect to any of the Patent Rights, and any other material information or developments with respect to the Intellectual Property Rights.

“Irish Obligor” is defined in Section 6.14(b).

“Joining Subsidiary” means any Subsidiary of the Parent that executes and delivers a joinder agreement pursuant to Section 6.14(a).

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all proprietary or confidential information, know-how and trade secrets, including processes, formulae, models and techniques (but excluding rights in research in progress, algorithms, data, databases, data collections, chemical and biological materials and the results of experimentation and testing).

“Know-How Rights” means any and all Know-How owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses necessary or used in the development, manufacture, or Commercialization of a Product.

“Knowledge of the Parent” means the actual knowledge of the Parent Knowledge Parties, after reasonable inquiry.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Licensee” means, with respect to any Product, a Third Party to whom the Seller or any Affiliate of the Seller has granted a license or sublicense to Commercialize such Product. For clarity, a Distributor shall not be deemed to be a “Licensee.”

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Loss of Market Exclusivity” shall mean, on a Product-by-Product and country-by-country basis, the later to occur of: (a) the expiration of the last-to-expire Valid Claim of a Patent Right covering such Product in such country; and (b) the expiry of all Regulatory Exclusivity Periods for such Product in such country.

“Losses Cap” means [***] of the amount of the Purchase Price actually paid to the Seller as of the date any claim for Losses is made against Seller pursuant to ARTICLE 7.

“LUMRYZ” means the product known as LUMRYZ™ (sodium oxybate), the active pharmaceutical ingredient of which (i.e., sodium oxybate) is described on Exhibit A hereto.

“Marketing Approval” means, an NDA approved by the FDA, a Marketing Authorization Application approved by the EMA under the centralized European procedure, or any corresponding non-U.S. or non-EMA application, registration or certification in the Territory, necessary or reasonably useful to market a Product approved by the corresponding Regulatory Authority, including pricing and reimbursement approvals where required. For clarity, notwithstanding the foregoing, solely with respect to Section 5.2(a), “Marketing Approval” shall not include pricing and reimbursement approvals.

“Material Adverse Effect” means (a) an adverse effect in any material respect on the timing, duration or amount of the Royalty Payments, (b) a material adverse effect on (i) a Product, (ii)  the Intellectual Property Rights, including the Seller’s or any of its Affiliate’s rights in or to such Intellectual Property Rights, (iii) any Marketing Approval of a Product or the timing thereof, (iv) the legality, validity or enforceability of any provision of this Agreement, (v) the ability of the Seller or the Parent to perform any of its obligations under this Agreement, (vi) the rights or remedies of the Buyer under this Agreement, or (vii) the business of the Seller or its Affiliates or (c) an adverse effect in any material respect on the Revenue Participation Rights, the Product Collateral, or the Back-Up Security Interest.

“Maturity Date” shall have the meaning set forth in Section 1.01 of the 2023 Notes Indenture.

“Minimum Return Date” means the date on which the Buyer has received [***] of (a) the Purchase Price, if the Buyer receives a valid Tranche 2 Election prior to or on August 31, 2024 or (b) the Tranche 1 Purchase Price, if the Buyer does not receive a valid Tranche 2 Election prior to or on August 31, 2024.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the FD&C Act with respect to a pharmaceutical product or any analogous application or submission with any Regulatory Authority outside of the United States.

“Net Sales” means, with respect to each Product, the gross amount invoiced, billed or otherwise recorded for sales of such Product anywhere in the world by or on behalf of the Seller, its Affiliates, any Distributor, or any Licensee of the Seller or any of the Seller’s Affiliates (each of the foregoing Persons, for purposes of this definition, shall be considered a “Related Party”) to a Third Party in an arms-length transaction (“Gross Sales”) less the following amounts, to the extent actually incurred or accrued in accordance with generally accepted accounting principles consistently applied, and not reimbursed by such Third Party (other than as result of being included in the gross amount invoiced), provided, that any given amount may be taken as a permitted deduction only once:

(a)            reasonable and customary rebates, chargebacks, quantity, trade and similar discounts, credits and allowances and other price reductions reasonably granted, allowed, incurred or paid in so far as they are applied to sales of a Product;

(b)            discounts (including cash, quantity, trade, governmental, and similar discounts), coupons, retroactive price reductions, charge back payments and rebates granted to managed care organizations or to federal, state and local governments, or to their agencies (including payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers” specific to the Product), in each case, as applied to sales of the Product and actually given to customers;

(c)            reasonable and customary credits, adjustments, and allowances, including those granted on account of price adjustments, billing errors, and damage, Product otherwise not in saleable condition, and rejection, return or recall of a Product;

(d)            reasonable and customary freight and insurance costs incurred with respect to the shipment of a Product to customers, in each case if charged separately and invoiced to the customer;

(e)            customs duties, surcharges and other similar governmental charges incurred in connection with the exportation or importation of a Product to the extent included in the gross amount invoiced;

(f)            sales, use, value-added, excise, turnover, inventory and other similar Taxes (excluding income Taxes), and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law, in each of the foregoing cases, that Seller allocates to sales of a Product in accordance with Seller’s standard policies and procedures consistently applied across its products, as adjusted for rebates and refunds, imposed in connection with the sales of the Product to any Third Party, to the extent such Taxes are not paid by the Third Party (other than as result of such Taxes being included in the gross amount invoiced);

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(g)           actual copayment waiver amounts uncollected or uncollectible debt amounts with respect to sales of a Product, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(h)           reasonable, customary and documented out of pocket amounts directly relating to co-pay programs, bridging programs or other similar patient assistance programs which may be implemented from time to time by the Seller; and

(i)            other similar or customary deductions taken in the ordinary course of business as permitted in calculating net sales or net revenue (as applicable) under generally accepted accounting principles consistently applied.

For clarity, “Net Sales” will not include (i) sales or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, compassionate use, named patient use or indigent or other similar programs, reasonable quantities of Products used as samples, and Products used in the development of Products, (ii) sales or dispositions between any of the Related Parties (unless a Related Party is the final end-user of such Product), but will include subsequent sales or dispositions of Products to a non-Related Party, or (iii) any amounts or other consideration received by a Related Party from a Licensee, Distributor, or a non-Related Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such non-Related Party (the “Net Sales Exceptions”).

With respect to sales of a Product invoiced in U.S. dollars, Net Sales shall be determined in U.S. dollars. With respect to sales of a Product invoiced in a currency other than U.S. dollars, Net Sales shall be determined by converting the currencies at which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with the Seller’s or a Licensee’s, as applicable, method for calculating rates of exchange in the preparation of the Seller’s or such Licensee’s annual financial statements in accordance with generally accepted accounting principles consistently applied.

Net Sales for any Combination Product shall be calculated on a country-by-country basis by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is the weighted average invoice price of the Product contained in such Combination Product when sold separately in such country during the applicable accounting period in which the sales of the Combination Product were made, and “B” is the combined weighted average invoice prices of all of the Other Components contained in such Combination Product sold separately in such country during such same accounting period. If a Product contained in such Combination Product is not sold separately in finished form in such country, the Seller and the Buyer shall determine Net Sales for such Product by mutual agreement based on the relative contribution of such Product and each such other active ingredient in such Combination Product in accordance with the above formula, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

“Net Sales Exceptions” is defined in the definition of “Net Sales”.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“New Exchangeable Notes” means the 6.00% Exchangeable Senior Notes due 2027 issued and outstanding under the 2027 Notes Indenture.

“Notes Issuer” means Avadel Finance Cayman Limited, a Cayman Islands exempted company limited by shares.

“Orange Book” means the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” as may be amended from time to time.

“Orange Book Patent” means the Patents listed in the Orange Book by Seller, its Affiliates or Licensees in connection with any Product.

“Other Component” is defined in the definition of “Combination Products”.

“Out-License” means each license or other agreement between the Seller or any of its Affiliates and any Third Party (other than Distributors) pursuant to which the Seller or any of its Affiliates grants a license or sublicense of any Intellectual Property Right to market, detail, promote, sell or secure reimbursement of a Product.

“Parent” is defined in the preamble.

“Parent Knowledge Parties” means the Chief Executive Officer, Chief Financial Officer, Chief Commercial Officer and General Counsel of Parent.

“Patents” means any and all patents and patent applications existing as of the date of this Agreement and all patent applications filed hereafter, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Patent Rights” means any and all Patents owned or in-licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses necessary or used in the development, manufacture, use, marketing, promotion, sale or distribution of a Product, as well as existing or future Patents covering any Improvements.

“Payment Term” means the time period commencing on the Tranche 1 Closing Date and expiring on the Royalty Termination Date.

“Permitted Indebtedness” is defined in the definition of “Restricted Indebtedness”.

“Permitted License” is defined in Section 6.7(a).

“Permitted Licensee” means any counterparty to a Permitted License.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Permitted Liens” means the following:

(a)            Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(c)            Liens on property existing at the time of acquisition of such property provided that such liens were in existence prior to such acquisition and not incurred in contemplation thereof;

(d)           Permitted Licenses, including any interest or title of a licensee under a Permitted License;

(e)           subject to the requirements of the second sentence of Section 6.8, Liens securing Indebtedness described in clause (b) of the definition of Restricted Indebtedness;

(f)            pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not materially interfere with the ordinary conduct of the business of the applicable Person;

(i)            licenses, sublicenses, leases or subleases granted to others in the ordinary course of business or otherwise and not interfering in any material respect with the Revenue Participation Right, the Product Rights, the Product Collateral, or the Back-Up Security Interest;

(j)            any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement

(k)           normal and customary banker’s liens and rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(l)            Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(m)          Liens of sellers of goods to the Seller and any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

(n)           cash collateral securing letters of credit permitted under clause (h) of the definition of Restricted Indebtedness.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means all current and future pharmaceutical products developed or to be developed by the Seller or any of its Affiliates containing or comprising: (a) LUMRYZ; (b) oxybate; (c) any future products developed or to be developed by the Seller or any of its Affiliates approved through 505(b)(2) referencing [***] or Lumryz; (c) any (i) [***], or (ii) other derivative compounds that (x) can be derived from an oxybate by way of a [***] and (y) provide a similar pharmacologic effect to oxybate, in each case of clauses (i) and (ii), of the foregoing clauses ((a), (b), and (c)); or (d) any pharmaceutical product that contains any of the foregoing, in each case [***].

“Product Collateral” means Parent’s and its Subsidiaries’ rights, title and interests in (a) the Royalty Payments; (b) the Products (including all inventory of the Products), (c) the Product Rights owned, licensed or otherwise held by the Parent of any of its Subsidiaries, and (d) any proceeds from either (a), (b), or (c) above, including all accounts receivable and general intangibles resulting from the sale, license or other disposition of Products by the Seller, its Affiliates, or its Licensees.

“Product Rights” means any and all of the following, as they exist throughout the world: (a) Intellectual Property Product Rights, (b) regulatory filings, submissions and approvals, including Marketing Approvals, with or from any Regulatory Authorities with respect to any of the Products, (c) In-Licenses and (d) Out-Licenses.

“Purchase Price” is defined in Section 2.2(b).

“Put/Call Payment” means the Tranche 1 Put/Call Payment, the Tranche 2 Put/Call Payment, or the Pre-Funding Put/Call Payment, as applicable.

“Put Option” means the Tranche 1 Put Option, the Tranche 2 Put Option or the Pre-Funding Put Option, as applicable.

“Receiving Party” is defined in Section 8.1.

“Recharacterization Event” is defined in Section 2.1(c).

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Regulatory Authority” means any national or supranational governmental authority, including the FDA, the EMA or such other equivalent regulatory authority, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

“Regulatory Exclusivity Period” shall mean, with respect to each Product in any country, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Product in such country or prevents another party from using or otherwise relying on any data supporting the Marketing Approval for such Product.

“Regulatory Updates” means a summary of any and all material information and developments that materially impact a Product with respect to any regulatory filings or submissions made to any Regulatory Authority.

“Related Party” is defined in the definition of “Net Sales”.

“Report” is defined in Section 6.1.

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Restricted Indebtedness” means any financing, sale, or loan of royalties on the Products, or any Indebtedness, in each case other than in respect of this Agreement, with the Buyer’s consent or the following (collectively, “Permitted Indebtedness”):

(a)            [Reserved];

(b)            [Reserved];

(c)            Convertible Bond Indebtedness and any Refinancing Indebtedness thereof;

(d)            Swap Contracts entered into in the ordinary course of business or consistent with past practice (and not for speculative purposes) to hedge or mitigate commercial risk pertaining to interest rates or currency exchange rates;

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(e)            (i) Indebtedness existing on the date of this Agreements (other than the Convertible Bond Indebtedness) (“Existing Indebtedness”) and (ii) any Indebtedness issued in exchange for, or the net proceeds of which are promptly used to extend, refinance, renew, replace, exchange for, defease or refund (x) any Existing Indebtedness, (y) Indebtedness incurred pursuant to clause (c), (l), (n) or (p) (other than intercompany Indebtedness) of this definition of Permitted Indebtedness or (z) Indebtedness incurred pursuant to this clause (e) (any such Indebtedness issued in exchange for, or the net proceeds of which are promptly used to extend, refinance, renew, replace, exchange for, defease or refund the Indebtedness referred to in the foregoing clauses (x), (y) and (z), “Refinancing Indebtedness”), provided that (1) if secured, the Liens securing such Refinancing Indebtedness encumber only the assets subject to the Liens securing such Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, (2) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions and expenses, including reasonable and customary premiums, underwriting discounts defeasance costs, original issue discount, incurred in connection therewith) and (3) in the case of any Convertible Bond Indebtedness that is extended, refinanced, renewed, replaced, exchanged for, defeased or refunded, the Refinancing Indebtedness therefor shall be Convertible Bond Indebtedness that satisfies the requirements of Sections (3)(b) through (d) of the definition thereof;

(f)            Indebtedness secured by any Lien imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’ Liens and other like Liens, and customary Liens retained by or granted to carriers, landlords and mechanics under the terms of agreements pursuant to which services are rendered or property is leased by such Persons to Parent or any of its Subsidiaries, in each case, either (a) incurred or arising in the ordinary course of business or consistent with past practice or (b) for sums not overdue for a period of more than [***] days or being contested in good faith by appropriate proceedings;

(g)           Indebtedness relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business or consistent with past practice;

(h)           Indebtedness in respect of letters of credit issued in the ordinary course of business for the account of Parent or any of its Subsidiaries;

(i)            Indebtedness in respect of bank guarantees, statutory obligations, surety or performance bonds and similar instruments incurred in the ordinary course of business or consistent with past practice;

(j)            Indebtedness incurred by Parent or any of its Subsidiaries (i) consisting of the financing of insurance premiums in the ordinary course of business or consistent with past practice; (ii) in respect of workers’ compensation claims, health, disability and other types of employee benefits, social security benefits, unemployment and other self-insurance obligations, vehicle, property, casualty or liability insurance or other similar bonds; or (iii) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within [***] Business Days of notification to Parent or any of its Subsidiaries of its incurrence;

(k)           Indebtedness incurred by Parent or any of its Subsidiaries in the ordinary course of business or consistent with past practice arising from business credit card programs, treasury, payment processing services, depository, over-draft and cash management services;

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(l)            Indebtedness of Parent or any of its Subsidiaries in respect of purchase money indebtedness or Capital Lease Obligations in an aggregate principal amount, including all Refinancing Indebtedness issued in exchange for, or the net proceeds of which are promptly used to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (l), not to exceed $[***] at any one time outstanding;

(m)          Indebtedness representing any taxes, assessments or governmental charges to the extent such taxes are being contested in good faith and adequate reserves have been provided therefor in conformity with GAAP;

(n)           Indebtedness of a Person existing at the time such Person was acquired by Parent or its Subsidiary, or became a direct or indirect Subsidiary of Parent or assets were acquired from such Person; provided that: (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of Parent or its Subsidiary or the acquisition of such assets; (ii) neither Parent nor any of its Subsidiaries, other than the Person acquired (and its Subsidiaries) or the Person who acquired such assets has liability or obligation with respect to such Indebtedness (and in the case of an acquisition of assets, any Liens securing such Indebtedness do not extend beyond the assets so acquired and any improvements, additional or accessions thereto, or any casualty proceeds thereof); and (iii) such Indebtedness, together with all other Indebtedness constituting Indebtedness incurred pursuant to this clause (n), and all Refinancing Indebtedness issued in exchange for, or the net proceeds of which are promptly used to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (n), does not exceed $[***] at any one time outstanding;

(o)           any bona fide intercompany Indebtedness entered into in the good faith business judgment of the Parent; provided that no Indebtedness owed by Parent to any Subsidiary of Parent shall be secured by the Product Collateral;

(p)           additional Indebtedness incurred by Parent or any Subsidiary of Parent in an aggregate principal amount, including all Refinancing Indebtedness issued in exchange for, or the net proceeds of which are promptly used to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (p), not to exceed $[***] at any one time outstanding;

(q)           customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; and

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(r)            the incurrence of Indebtedness arising from agreements of Parent or any Subsidiary of Parent providing for indemnification, adjustment of purchase price, working capital adjustments, holdback, earn-outs or similar obligations of Parent or any Subsidiary of Parent pursuant to such agreements, in each case, incurred in connection with the acquisition or disposition of any Subsidiary, investment, business, property or asset.

In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, the Parent may, in its sole discretion, classify, reclassify or divide such item of Indebtedness and will only be required to include the amount and type of such Indebtedness in one of the above clauses.

“Revenue Participation Right” means the Tranche 1 Revenue Participation Right and the Tranche 2 Revenue Participation Right, in each case, individually or collectively as the context requires.

“Royalty Cap” means [***] of (a) the Purchase Price, if the Buyer receives a valid Tranche 2 Election prior to or on August 31, 2024 or (b) the Tranche 1 Purchase Price, if the Buyer does not receive a valid Tranche 2 Election prior to or on August 31, 2024.

“Royalty Payments” means, for the period during the Payment Term, the Tranche 1 Royalty Payments and, upon consummation of the Tranche 2 Closing Date, the Tranche 2 Royalty Payments, in each case, individually or collectively as the context requires.

“Royalty Report” is defined in Section 6.2(b).

“Royalty Termination Date” means the earlier of (a) the date on which aggregate payments of the Royalty Payments actually received by the Buyer equal the Royalty Cap or (b) (i) if the Tranche 2 Closing has occurred, the date the Buyer has received the Tranche 1 Put/Call Payment and the Tranche 2 Put/Call Payment or (ii) if after August 31, 2024, the Tranche 2 Closing has not occurred, the date the Buyer has received the Tranche 1 Put/Call Payment.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Seller, any of its Affiliates or any Regulatory Authority relating to an alleged lack of safety or regulatory compliance of any Product.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller” is defined in the preamble.

“Seller Certificate” is defined in Section 5.1(a).

“Seller Group” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 7.1(b).

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Significant Subsidiary” means a Subsidiary of the Parent that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

“Specified Delivery Date” means [***] Business Days after the earlier of (i) the date that the Parent has filed with the SEC its Form 10-Q or Form 10-K, as applicable, for the immediately preceding Calendar Quarter, and (ii) the filing due date for such Form 10-Q or Form 10-K, as applicable, taking into account any extensions under SEC Form 12b-25.

“Subsidiary” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Parent directly or indirectly through one or more intermediaries. For purposes hereof, the Seller or Parent, as the case may be, shall be deemed to control a partnership, limited liability company, association or other business entity if the Seller or Parent, as applicable, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tax” or “Taxes” means any U.S. federal, state, local, Irish or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Territory” means [***].

“Third Party” means any Person that is not the Parent or the Parent’s Affiliates.

“Tranche 1 Call Option” is defined in Section 6.2(c).

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“Tranche 1 Closing” is defined in Section 3.1(a).

“Tranche 1 Closing Date” means the date on which the Tranche 1 Closing occurs.

“Tranche 1 Purchase Price” is defined in Section 2.2(a).

“Tranche 1 Put/Call Date” is defined in Section 6.2(c)

“Tranche 1 Put/Call Payment” is defined in Section 6.2(c).

“Tranche 1 Put Option” is defined in Section 6.2(c).

“Tranche 1 Revenue Participation Right” means, for the period during the Payment Term, the right to receive the Tranche 1 Royalty Payments.

“Tranche 1 Royalty Payments” means, for each Calendar Quarter, an amount equal to the amount of worldwide aggregate Net Sales during such Calendar Quarter, multiplied by 3.75%.

“Tranche 2 Call Option” is defined in Section 6.2(c)(i).

“Tranche 2 Closing” is defined in Section 3.1(b).

“Tranche 2 Closing Date” means the date on which the Tranche 2 Closing occurs.

“Tranche 2 Election” is defined in Section 3.1(b).

“Tranche 2 Purchase Price” is defined in Section 2.2(b).

“Tranche 2 Put/Call Date” is defined in Section 6.2(c)(i).

“Tranche 2 Put/Call Payment” is defined in Section 6.2(c).

“Tranche 2 Put Option” is defined in Section 6.2(c)(i).

“Tranche 2 Revenue Participation Right” means, upon consummation of the Tranche 2 Closing and for the period during the Payment Term, the right to receive the Tranche 2 Royalty Payments.

“Tranche 2 Royalty Payments” means, for each Calendar Quarter, an amount equal to the amount of worldwide aggregate Net Sales during such Calendar Quarter, multiplied by 3.75%.

“Transaction Documents” means this Agreement and any other ancillary agreement or transaction document contemplated by this Agreement.

“Transaction Expenses” means the aggregate amount of any and all documented out-of-pocket fees and expenses reasonably incurred by or on behalf of, or paid directly by, the Buyer in connection with the transactions contemplated hereby, including diligence and the negotiation, preparation, and execution of the Transaction Documents, and the consummation of the transactions contemplated hereby; provided, however, that such fees and expenses shall not exceed $[***], subject to increase upon mutual agreement of the Buyer and the Seller.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

“U.S.-Ireland Treaty” is defined in Section 6.13(a).

“U.S. Marketing Approval” is defined in Section 5.2(a)(i).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(c) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Valid Claim” shall mean: (a) any claim of an issued and unexpired Patent included within the Patent Rights, that shall not have been withdrawn, lapsed, abandoned, revoked, canceled or disclaimed, or held invalid or unenforceable by a court, Governmental Entity, national or regional patent office or other appropriate body that has competent jurisdiction in a decision being final and unappealable or unappealed within the time allowed for appeal; and (b) a claim of a pending Patent application included within the Patent Rights that is filed and being prosecuted in good faith and that has not been finally abandoned or finally rejected and which has been pending for no more than [***] years from the date of filing of the earliest Patent application to which such pending Patent application claims priority.

Section 1.2             Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)           “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b)           “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c)           “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)           references to a Person are also to its permitted successors and assigns;

(e)           definitions are applicable to the singular as well as the plural forms of such terms;

(f)            references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)           references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(h)           references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

ARTICLE 2

PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT

Section 2.1             Purchase, Sale and Assignment.

(a)            At the Tranche 1 Closing and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Buyer, without recourse (except as expressly provided herein), and the Buyer shall purchase, acquire and accept from the Seller, the Tranche 1 Revenue Participation Right, free and clear of all Liens, except for any Lien contemplated under subparts (a), (b), (f), (g), and (k) of the definition of “Permitted Liens”. Immediately upon the sale to the Buyer by the Seller of the Tranche 1 Revenue Participation Right pursuant to this Section 2.1(a), all of the Seller’s right, title and interest in and to the Tranche 1 Revenue Participation Right shall terminate, and all such right, title and interest shall vest in the Buyer.

(b)            At the Tranche 2 Closing and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Buyer, without recourse (except as expressly provided herein), and the Buyer shall purchase, acquire and accept from the Seller, the Tranche 2 Revenue Participation Right, free and clear of all Liens, except for any Lien contemplated under subparts (a), (b), (f), (g), and (k) of the definition of “Permitted Liens”. Immediately upon the sale to the Buyer by the Seller of the Tranche 2 Revenue Participation Right pursuant to this Section 2.1(b), all of the Seller’s right, title and interest in and to the Tranche 2 Revenue Participation Right shall terminate, and all such right, title and interest shall vest in the Buyer.

(c)            It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller or a pledge, a security interest, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. Each of the Seller and the Buyer hereby waives (each on behalf of itself and its Affiliates), to the maximum extent permitted by applicable law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to any Grantor. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Right as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the debtor/Seller and the Buyer as the secured party/Buyer in respect to the Revenue Participation Right. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held by a court of competent jurisdiction not to be a sale (any such event, a “Recharacterization Event”), each Grantor does hereby grant to the Buyer, as security for the payment of amounts to the Buyer equal to the Purchase Price (including a market rate of return thereon) less all Royalty Payments received by the Buyer pursuant to this Agreement, a security interest in and to all right, title and interest in, to and under the Revenue Participation Right, the Royalty Payments (excluding, for the avoidance of doubt, accounts (as defined in the UCC) of the Grantor) and the Product Collateral and any “proceeds” (as defined in the UCC) thereof, and each Grantor does hereby authorize the Buyer, from and after each Closing, to file such security filings and/or financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest (the “Back-Up Security Interest”).

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 2.2             Purchase Price.

(a)            At the Tranche 1 Closing and upon the terms and subject to the conditions of this Agreement, the purchase price to be paid as consideration to the Seller for the sale, transfer, assignment and conveyance of the Tranche 1 Revenue Participation Right to the Buyer is Thirty Million Dollars ($30,000,000) in cash (the “Tranche 1 Purchase Price”).

(b)            At the Tranche 2 Closing and upon the terms and subject to the conditions of this Agreement, the purchase price to be paid as consideration to the Seller for the sale, transfer, assignment and conveyance of the Tranche 2 Revenue Participation Right to the Buyer is Forty-Five Million Dollars ($45,000,000) in cash (the “Tranche 2 Purchase Price”, and collectively with the Tranche 1 Purchase Price, the “Purchase Price”).

Section 2.3             No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Revenue Participation Right and is not assuming any liability or obligation of the Seller or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

ARTICLE 3

CLOSING

Section 3.1             Tranche 1 Closing; Tranche 2 Closing.

(a)           Subject to the satisfaction of the conditions set forth in Section 5.2, the purchase and sale of the Tranche 1 Revenue Participation Right shall take place remotely via the exchange of documents and signatures after July 1, 2023 on the date that is [***] calendar days after the Buyer’s receipt of written notice from the Seller of the satisfaction of the conditions set forth in Section 5.2(a) (other than those conditions that by their nature are to be satisfied at such closing or those conditions that have been waived by the Buyer) (the “Tranche 1 Closing”).

(b)           If the Seller’s quarterly net revenue is at least Twenty-Five Million Dollars ($25,000,000) for any single Calendar Quarter through and including the second Calendar Quarter of 2024, the Seller may elect to receive the Tranche 2 Purchase Price (defined below) by delivering a written notice of such election to the Buyer prior to or on August 31, 2024 (the “Tranche 2 Election”). Subject to the Tranche 1 Closing and the Buyer’s receipt of a valid Tranche 2 Election prior to or on August 31, 2024, the purchase and sale of the Tranche 2 Revenue Participation Right shall take place remotely via the exchange of documents and signatures on the date that is [***] calendar days after the Buyer’s receipt of the valid Tranche 2 Election, which shall include written notice from the Seller of the satisfaction of the conditions set forth in Section 5.3 (other than those conditions that by their nature are to be satisfied at such closing or those conditions that have been waived by the Buyer) (the “Tranche 2 Closing”). If the Buyer does not receive a valid Tranche 2 Election prior to or on August 31, 2024, the Seller will make a one-time payment to the Buyer of [***] on the first Business Day following August 31, 2024.

Section 3.2             Payment of Purchase Price.

(a)            At the Tranche 1 Closing, (i) the Buyer shall deliver (or cause to be delivered) payment of the Tranche 1 Purchase Price to the Seller by electronic funds transfer or wire transfer of immediately available funds to one or more accounts specified by the Seller and (ii) upon confirmation of the receipt of the Tranche 1 Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Tranche 1 Revenue Participation Right in the form attached hereto as Exhibit B; provided, that the Buyer shall have the right to, at its option, fund the Tranche 1 Purchase Price on a net basis less the reimbursement owed by the Seller pursuant to Section 11.3.

(b)           At the Tranche 2 Closing, (i) the Buyer shall deliver (or cause to be delivered) payment of the Tranche 2 Purchase Price to the Seller by electronic funds transfer or wire transfer of immediately available funds to one or more accounts specified by the Seller and (ii) upon confirmation of the receipt of the Tranche 2 Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Tranche 2 Revenue Participation Right in the form attached hereto as Exhibit B; provided, that the Buyer shall have the right to, at its option, fund the Tranche 2 Purchase Price on a net basis less the reimbursement owed by the Seller pursuant to Section 11.3.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1             Parent’s and Seller’s Representations and Warranties. Except as set forth on the Disclosure Schedule attached hereto (which may be updated and delivered by the Seller as of each Closing Date solely with respect to the representations and warranties set forth in Section 4.1(h), 4.1(k) and 4.1(l); provided that such Disclosure Schedule may not be updated to the extent any updates would qualify any such representation and warranty in a manner that would be materially adverse to the Buyer’s interests under this Agreement), each of the Parent and the Seller represents and warrants to the Buyer that as of the Effective Date and as of each Closing Date:

(a)            Existence. The Parent is a public limited company duly incorporated and validly existing under the laws of Ireland. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Avadel Ireland is a private company limited by shares incorporated under the laws of Ireland, duly incorporated and validly existing under the laws of Ireland. The Parent and each member of the Seller Group is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)            Authorization. The Parent and each member of the Seller Group has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Parent and each member of the Seller Group.

(c)            Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Parent and each member of the Seller Group and constitutes the valid and binding obligation of the Parent and each member of the Seller Group, enforceable against the Parent and each member of the Seller Group in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)            No Conflicts. The execution, delivery and performance by the Parent and each member of the Seller Group of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the Constitution or organizational documents, as applicable, of the Parent or any member of the Seller Group, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Parent or any member of the Seller Group or the Revenue Participation Right or (iii) contravene or conflict with or constitute a material default under any material agreement or Judgment binding upon or applicable to the Parent or any member of the Seller Group or the Revenue Participation Right.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(e)            Consents. Except for the consents that have been obtained on or prior to the Effective Date, the UCC financing statements contemplated by Section 2.1(c) or any filings required to be made at the Companies Registration Office of Ireland against the Grantors in respect of the security granted pursuant to the terms of this Agreement or any Back-Up Security Interest, or any filings required by U.S. federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Parent or any member of the Seller Group in connection with (i) the execution and delivery by the Parent or any member of the Seller Group of this Agreement, (ii) the performance by the Seller or the Parent of its obligations under this Agreement or (iii) the consummation by the Parent or any member of the Seller Group of any of the transactions contemplated by this Agreement.

(f)            No Litigation. Neither the Parent nor any of its Subsidiaries is a party to, and has not received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Parent, no such action, suit, investigation or proceeding has been threatened against the Parent or any member of the Seller Group, that, individually or in the aggregate, has had or would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(g)            Compliance.

(i)            All applications, submissions, information and data related to a Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Parent or any member of the Seller Group were true and correct in all material respects as of the date of such submission or request, and, to the Knowledge of the Parent any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable laws or regulations have been submitted to the necessary Regulatory Authorities.

(ii)            Neither the Parent nor any of its Subsidiaries has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or EMA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable laws or regulations.

(iii)           None of the Parent, any of its Subsidiaries and, to the Knowledge of the Parent, any Third Party manufacturer of any Product, has received from the FDA a “Warning Letter”, Form FDA-483, “Untitled Letter,” or similar material written correspondence or notice alleging violations of applicable laws and regulations enforced by the FDA, or any comparable material written correspondence from any other Regulatory Authority with regard to either Product or the manufacture, processing, packaging or holding thereof, the subject of which communication is unresolved and if determined adversely to the Parent or such Subsidiary would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(iv)            Since [***], (A) there have been no Safety Notices, (B) to the Knowledge of the Parent, there are no unresolved material product complaints with respect to any Product, which would result in a Material Adverse Effect, and (C) to the Knowledge of the Parent, there are no facts currently in existence that would, individually or in the aggregate, reasonably be expected to result in (1) a material Safety Notice with respect to any Product, or (2) a material change in the labeling of any Product. Since [***], neither the Parent nor any of its Subsidiaries has experienced any significant failures in the manufacturing of any Product for clinical use or commercial sale that, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect.

(h)           Licenses.

(i)              In-Licenses. There are no In-Licenses.

(ii)             Out-Licenses. Except as set forth on Schedule 4.1(h)(ii) of the Disclosure Schedule, there are no Out-Licenses (any Out-License set forth on Schedule 4.1(h)(ii) of the Disclosure Schedule, an “Existing Out-License”). Neither the Parent nor any member of the Seller Group nor the respective counterparty thereto has made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of any Existing Out-License.

(iii)            Validity and Enforceability of Out-Licenses. Each Existing Out-License is a valid and binding obligation of the Seller Group and, to the Knowledge of the Parent, the counterparty thereto. To the Knowledge of the Parent, each Existing Out-License is enforceable against each counterparty thereto in accordance with its terms except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). Neither the Parent nor any member of the Seller Group has received any written notice in connection with any Existing Out-License challenging the validity, enforceability or interpretation of any provision of such agreement.

(iv)            No Termination. Neither the Parent nor any member of the Seller Group has (A) given notice to a counterparty of the termination of any Existing Out-License (whether in whole or in part) or any notice to a counterparty expressing any intention or desire to terminate any Existing Out-License or (B) received from a counterparty thereto any written notice of termination of any Existing Out-License (whether in whole or in part) or any written notice from a counterparty expressing any intention or desire to terminate any Existing Out-License.

(v)             No Breaches or Defaults. There is and has been no material breach or default under any provision of any Existing Out-License either by the Parent or a member of the Seller Group or, to the Knowledge of the Parent, by the respective counterparty (or any predecessor thereof) thereto, and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any breach or default either by a member of the Seller Group or, to the Knowledge of the Parent, by the respective counterparty to such agreement.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(vi)            Payments Made. The respective counterparty of each Existing Out-License has made all payments (other than payments not yet due) to the Parent or a member of the Seller Group required under each Existing Out-License.

(vii)           No Assignments. Neither the Parent nor any member of the Seller Group has consented to any assignment by the counterparty to any Existing Out-License of any of its rights or obligations under any such Existing Out-License and, to the Knowledge of the Parent, the counterparty has not assigned any of its rights or obligations under any such Existing Out-License to any Person.

(viii)          No Indemnification Claims. Neither the Parent nor any member of the Seller Group has notified any Person of any claims for indemnification under any Existing Out-License nor has the Parent or any member of the Seller Group received any claims for indemnification under any Existing Out-License.

(ix)             No Infringement. Neither the Parent nor any of its Subsidiaries has received any written notice from, or given any written notice to, any counterparty to any Existing Out-License regarding any infringement of any of the Existing Patent Rights licensed thereunder.

(i)            No Liens; Title to Product Collateral and Revenue Participation Right. The Seller Group is the sole and exclusive owner of all of the Product Collateral. None of the property or assets, in each case, that specifically relate to the Products, including Intellectual Property Rights, of the Seller Group is subject to any Lien, except for a Permitted Lien. Upon the applicable Closing Date, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Tranche 1 Revenue Participation Right or the Tranche 2 Revenue Participation Right, as applicable, free and clear of all Liens, except for a Lien contemplated by subparts (a), (b), (f), (g), and (k) of the definition of “Permitted Liens”.

(j)            Manufacturing; Supply. All Products have, since [***], been manufactured, transported, stored and handled in all material respects in accordance with applicable law and with good manufacturing practices. Since [***], neither the Parent nor any Affiliate of the Parent has experienced any significant failures in the manufacturing or supply of any Product that, individually or in the aggregate, have had or would reasonably be expected to result in, if such failure occurred again, a Material Adverse Effect. The Seller has on hand or has made adequate provisions to secure sufficient clinical quantities of Products to complete all clinical trials and all activities required for Marketing Approvals, in each case, that are ongoing or planned as of the Effective Date. The Seller has on hand or has made adequate provisions to secure sufficient quantities of LUMRYZ to support the commercial launch of LUMRYZ in the Territory.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(k)           Intellectual Property.

(i)            Schedule 4.1(k)(i)(A) of the Disclosure Schedule lists all of the currently existing Patents included within the Patent Rights (the “Existing Patent Rights”). The Seller Group is the sole and exclusive owner of all of the Existing Patent Rights. Schedule 4.1(k)(i)(A) of the Disclosure Schedule specifies as to each listed patent or patent application the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent or application numbers.

(ii)           Neither the Parent nor any of its Subsidiaries is a party to any pending and, to the Knowledge of the Parent, there is no threatened, litigation, interference, reexamination, opposition or like procedure involving any of the Existing Patent Rights.

(iii)          All of the issued patents within the Existing Patent Rights are (A) to the Knowledge of the Parent, valid and enforceable, and (B) in full force and effect. None of the issued patents within the Existing Patent Rights have lapsed, expired or otherwise terminated. Neither the Parent nor any of its Subsidiaries has received any written notice relating to the lapse, expiration or other termination of any of the issued patents within the Existing Patent Rights, and neither the Parent nor any of its Subsidiaries has received any written legal opinion that alleges that, an issued patent within any of the Existing Patent Rights is invalid or unenforceable.

(iv)          Neither the Parent nor any member of the Seller Group has received any written notice that there is any, and, to the Knowledge of the Parent, there is no, Person who is or claims to be an inventor under any of the Existing Patent Rights who is not a named inventor thereof.

(v)           Neither the Parent nor any of its Affiliates has received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller Group in and to, or the patentability, validity or enforceability of, any of the Existing Patent Rights, or asserting that the development, manufacture, importation, sale, offer for sale or use of the Product infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate such Person’s Patents or other intellectual property rights.

(vi)          To the Knowledge of the Parent, the discovery, development manufacture, importation, sale, offer for sale or use of each Product, in each case in the form such Product exists as of the Effective Date and as and to the extent such activity is currently contemplated by the Parent or any member of the Seller Group, has not and will not, infringe, misappropriate or otherwise violate any Patents or other intellectual property rights owned by any Third Party.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(vii)         To the Knowledge of the Parent, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Intellectual Property Rights.

(viii)        The Seller Group has paid all maintenance fees, annuities and like payments (other than any such payments not yet due) required with respect to each of the Existing Patent Rights.

(l)            Indebtedness. Schedule 4.1(l) sets forth a complete list of the outstanding Indebtedness of the Parent or any member of the Seller Group in excess of $[***] in the aggregate.

(m)          Lien Related Representation and Warranties. The Seller’s exact legal name is, and since December 4, 2019 has been, “Avadel CNS Pharmaceuticals, LLC”. The Seller is, and since December 4, 2019 has been, a limited liability company organized in the State of Delaware. Avadel Ireland’s exact legal name is, and for the immediately preceding five (5) years has been, “Flamel Ireland Limited”. Avadel Ireland is, and for the prior five (5) years has been, a private company limited by shares incorporated under the laws of Ireland. The Parent’s exact legal name is, and for the immediately preceding five (5) years has been, “Avadel Pharmaceuticals Public Limited Company”. The Parent is, and for the prior five (5) years has been, incorporated in Ireland.

(n)           Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Parent or the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.2             Buyer’s Representations and Warranties. The Buyer hereby represents and warrants to the Seller that:

(a)           Existence; Good Standing. The Buyer is a designated activity company duly incorporated, duly organized and validly existing under the laws of Ireland.

(b)           Authorization. The Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c)           Enforceability. This Agreement has been duly executed and delivered by an authorized person of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)           No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(e)           Consents. Except for any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f)            No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(g)           Financing. The Buyer will have sufficient cash to pay the Purchase Price at the Closing. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h)           Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.3             No Implied Representations and Warranties. The Buyer acknowledges and agrees that, other than the express representations and warranties of the Parent and the Seller specifically contained in ARTICLE 4, (a) there are no representations or warranties of the Parent or the Seller either expressed or implied with respect to the Patent Rights or Royalty Payment and that the Buyer does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in ARTICLE 4, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees that sales of the Products or the aggregate Royalty Payments due to the Buyer will achieve any specific amounts (it being understood and agreed that nothing in this Section 4.3 shall limit in any way the Seller’s obligations under ARTICLE 8). Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this Section 4.3. Except for the Revenue Participation Right, Back-up Security Interest and the Buyer’s rights under Section 6.5(e), the Buyer further acknowledges and agrees that no licenses or assignments under any assets (including the Patent Rights or any other intellectual property) of the Seller and its Affiliates are granted pursuant to this Agreement, including by implication, estoppel, exhaustion or otherwise.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

ARTICLE 5
CONDITIONS TO CLOSING

Section 5.1             Effective Date Actions. Prior to or contemporaneously with the execution of this Agreement:

(a)           The Buyer shall have received a certificate of an authorized officer of the Parent, the Seller, and Avadel Ireland, dated as of the date of this Agreement, certifying as to (i) the incumbency of each officer of the Parent, the Seller, and Avadel Ireland executing this Agreement and (ii) the attached thereto copies of the Parent’s, the Seller’s, and Avadel Ireland’s (A) organizational documents and (B) resolutions adopted by such party’s Board of Directors and/or duly appointed committee authorizing the execution and delivery by the Parent, the Seller, and Avadel Ireland, respectively, of this Agreement and the consummation by the Parent, the Seller, and Avadel Ireland of the transactions contemplated hereby (the “Seller Certificate”).

(b)           The Seller shall have received a certificate of an authorized person of the Buyer, dated the date of this Agreement, certifying as to the incumbency of the officers executing this Agreement on behalf of the Buyer.

(c)           The Buyer shall have received a valid, properly executed Internal Revenue Service Form W-9 certifying that the Seller is exempt from U.S. federal “backup” withholding Tax.

Section 5.2             Conditions to the Tranche 1 Closing Date.

(a)           The obligations of the Buyer to consummate the transactions contemplated hereunder to occur at the Tranche 1 Closing are subject to the satisfaction or waiver, at or prior to the Tranche 1 Closing Date, of each of the following conditions precedent:

(i)            Seller shall have received Marketing Approval from the FDA for LUMRYZ for the treatment of cataplexy or excessive daytime sleepiness (EDS) in adults with narcolepsy, and such Marketing Approval shall not have been withdrawn by the FDA (“U.S. Marketing Approval”).

(ii)           The Seller and the Parent shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Tranche 1 Closing Date, and the Buyer shall have received a certificate executed by a duly authorized officer of the Seller and the Parent on the Tranche 1 Closing Date certifying on behalf of the Seller and the Parent to the effect of the foregoing.

(iii)          The representations and warranties of the Seller and the Parent contained in Section 4.1 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Tranche 1 Closing Date as though made at and as of the date hereof and as of the Tranche 1 Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Tranche 1 Closing Date or such other date, as applicable. The Buyer shall have received a certificate executed by an authorized officer of the Seller and the Parent on the Tranche 1 Closing Date certifying on behalf of the Seller and the Parent to the effect of the foregoing.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(iv)          No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a Material Adverse Effect. The Buyer shall have received a certificate executed by a duly authorized officer of the Seller and the Parent on the Tranche 1 Closing Date certifying on behalf of the Seller and the Parent to the effect of the foregoing.

(v)           The First Shipment of LUMRYZ shall have occurred.

(vi)          The 2023 Notes Indenture shall have been amended in accordance with terms mutually agreed upon by the Buyer and the Parent, including the extension of the Maturity Date therein.

(vii)         The Buyer shall have received financing statements naming each Grantor as a debtor and the Buyer as the secured party, or other similar instruments, registrations, or documents, in each case suitable for filing under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the reasonable opinion of the Buyer, desirable to perfect the Back-Up Security Interest in the Product Collateral; provided that the delivery of any such financing statements, instruments, registrations or documents to be filed under or governed under the laws of any non-U.S. jurisdiction shall be subject to Section 6.14(c).

(viii)        The Seller and the Parent, respectively, shall have delivered to the Buyer the legal opinions of Goodwin Procter LLP and Arthur Cox LLP covering the items described on Exhibit C.

(b)           The obligations of the Seller to consummate the transactions contemplated hereunder on the Tranche 1 Closing Date are subject to the satisfaction or waiver, at or prior to the Tranche 1 Closing Date, of each of the following conditions precedent:

(i)            The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Tranche 1 Closing Date, and the Seller shall have received a certificate executed by a duly authorized person of the Buyer, on the Tranche 1 Closing Date, certifying on behalf of the Buyer to the effect of the foregoing.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ii)           The representations and warranties of the Buyer contained in Section 4.2 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Tranche 1 Closing Date as though made at and as of the date hereof and Tranche 1 Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Tranche 1 Closing Date or such other date, as applicable. The Seller shall have received a certificate executed by a duly authorized person of the Buyer on the Tranche 1 Closing Date certifying on behalf of the Buyer to the effect of the foregoing.

(c)           The obligations of each Party to consummate the transactions contemplated hereunder on the Tranche 1 Closing Date are subject to the satisfaction or waiver, at or prior to the Tranche 1 Closing Date, of each of the following conditions precedent:

(i)            There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting Buyer’s purchase of the Tranche 1 Revenue Participation Right.

(ii)           There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the Buyer’s purchase of the Tranche 1 Revenue Participation Right, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Tranche 1 Revenue Participation Right.

Section 5.3             Conditions to the Tranche 2 Closing Date.

(a)           The obligations of the Buyer to consummate the transactions contemplated hereunder on the Tranche 2 Closing Date are subject to the satisfaction or waiver, at or prior to the Tranche 2 Closing Date, of each of the following conditions precedent:

(i)            The Seller and the Parent shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Agreement at or prior to the Tranche 2 Closing Date, and the Buyer shall have received a certificate executed by a duly authorized officer of the Seller and the Parent on the Tranche 2 Closing Date certifying on behalf of the Seller and the Parent to the effect of the foregoing.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ii)           The representations and warranties of the Seller and the Parent contained in Section 4.1 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Tranche 2 Closing Date as though made at and as of the date hereof and as of the Tranche 2 Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Tranche 2 Closing Date or such other date, as applicable. The Buyer shall have received a certificate executed by an authorized officer of the Seller and the Parent on the Tranche 2 Closing Date certifying on behalf of the Seller and the Parent to the effect of the foregoing.

(iii)           No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a Material Adverse Effect. The Buyer shall have received a certificate executed by a duly authorized officer of the Seller and the Parent on the Tranche 2 Closing Date certifying on behalf of the Seller and the Parent to the effect of the foregoing.

(iv)           The Buyer shall have received financing statements naming each Grantor as a debtor and the Buyer as the secured party, or other similar instruments, registrations, or documents, in each case suitable for filing under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the reasonable opinion of the Buyer, desirable to perfect the Back-Up Security Interest in the Product Collateral; provided that the delivery of any such financing statements, instruments, registrations or documents to be filed under or governed under the laws of any non-U.S. jurisdiction shall be subject to Section 6.14(c).

(b)           The obligations of each Party to consummate the transactions contemplated hereunder on the Tranche 2 Closing Date are subject to the satisfaction or waiver, at or prior to the Tranche 2 Closing Date, of each of the following conditions precedent:

(i)            There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(ii)           There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s purchase of the Tranche 2 Revenue Participation Right.

ARTICLE 6
COVENANTS

Section 6.1             Reporting. From and after the Effective Date:

(a)           Following the end of each Calendar Quarter, promptly, but in any event, no later than the Specified Delivery Date, the Seller shall provide the Buyer a reasonably detailed quarterly report setting forth, with respect to such Calendar Quarter, (i) the Clinical Updates, (ii) the Commercial Updates, (iii) the Regulatory Updates, and (iv) the Intellectual Property Updates (the “Reports”).

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)           The Seller shall include in each Report (i) any material CMC updates with respect to the Commercialization of the Product and (ii) to the extent disclosure is permitted under each applicable Out-License, whether any development, sales, regulatory or other milestone event set forth in such Out-License was achieved and a short description of the applicable milestone.

(c)           The Seller shall also provide the Buyer with such additional information regarding the updates included in each Report as the Buyer may reasonably request from time to time. At the Buyer’s election, the Buyer shall be entitled to a quarterly update meeting, or as the Buyer may otherwise reasonably request, to discuss the Reports and Royalty Reports delivered by the Seller pursuant to Section 6.1 and Section 6.2(b), respectively. The Seller and the Parent shall prepare and maintain and shall cause their Affiliates and Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Report. All Reports, and the Confidential Information contained therein, shall be the Confidential Information of Seller and subject to the obligations of confidentiality set forth in ARTICLE 8.

(d)           To the extent any reporting, notice or information sharing provisions under this Section 6.1 or as provided elsewhere in this Agreement would reasonably be expected by either the Buyer or the Seller to violate any valid order of a court of competent jurisdiction, confidentiality obligation or applicable Law, or constitute a waiver or any attorney/client or similar privilege, or provide the Buyer with material, non-public information of the Seller or Parent, then the Buyer and Seller shall cooperate to determine appropriate scaled, redacted or alternative delivery method for such reporting, notice or information sharing.

Section 6.2             Royalty Payments; Royalty Reports; Put/Call Option.

(a)           Royalty Payments. From and after the First Shipment of a Product in any country, the Seller shall pay to the Buyer, without any setoff or offset (subject, in each case, to Section 6.13), the Royalty Payment for each Calendar Quarter promptly, but in any event no later than the Specified Delivery Date. The Royalty Payment payable for the Calendar Quarter during which each Closing occurs shall be calculated from the start of such Calendar Quarter, and not from the date of such Closing. A late fee of [***]% over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Royalty Payment from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of the Buyer’s rights with respect to such payment default.

(b)           Royalty Reports. From and after the First Shipment of a Product in any country, for each Calendar Quarter promptly, but in any event no later the Specified Delivery Date, the Seller shall provide to Buyer a report (a “Royalty Report”), in substantially the form to be reasonably agreed between Buyer and Seller within [***] days of the Effective Date, setting forth in reasonable detail with respect each Product, (A) Gross Sales and Net Sales for the applicable Calendar Quarter and calendar year to date, on a country-by-country basis (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 6.5(e)), (B) the calculation of the Tranche 1 Royalty Payment and, if applicable, the Tranche 2 Royalty Payment payable to the Buyer for the applicable Calendar Quarter, identifying, on a country-by-country basis, the number of units of each Product sold by the Seller, its Affiliates and each Licensee; and (C) foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with the Seller’s method for calculating rates of exchange in the preparation of the Seller’s annual financial statements in accordance with accounting principles generally accepted in the United States).

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)           Put/Call Option.

(i)            If the Parent enters into a definitive agreement with a Person that is not an Affiliate of the Parent to consummate a Change of Control (such party, the Acquiror, and such agreement, a “CoC Agreement”), the Seller or such Acquiror shall have the option to prepay (the “Tranche 1 Call Option”), or the Buyer may require the Seller to prepay or cause a prepayment (the “Tranche 1 Put Option”) of, a prespecified amount (the “Tranche 1 Put/Call Payment”) on the date of consummation of such Change of Control (the “Tranche 1 Put/Call Date”) to the Buyer and terminate the Tranche 1 Royalty Payments and all obligations thereto, with such pre-specified payment amount to be based on the Tranche 1 Put/Call Date, as follows: (a) [***] if the Tranche 1 Put/Call Date is after the Tranche 1 Closing Date but prior to or on the first anniversary of the Tranche 1 Closing Date, (b) [***] if the Tranche 1 Put/Call Date is after the first anniversary of the Tranche 1 Closing Date but prior to or on the second anniversary of the Tranche 1 Closing Date, and (c) an amount equal to [***]; minus the aggregate amount of all Tranche 1 Royalty Payments received by the Buyer from the Seller as of the Tranche 1 Put/Call Date if the Tranche 1 Put/Call Date is after the second anniversary of the Tranche 1 Closing Date.

(ii)           If the Parent enters into a COC Agreement, the Seller or the Acquiror shall have the option to prepay (the “Tranche 2 Call Option”), or the Buyer may require the Seller to prepay or cause a prepayment (the “Tranche 2 Put Option”) of, a prespecified amount (the “Tranche 2 Put/Call Payment”) on the date of consummation of such Change of Control (the “Tranche 2 Put/Call Date”) to the Buyer and terminate the Tranche 2 Royalty Payments and all obligations thereto, with such pre-specified payment amount to be based on the Tranche 2 Put/Call Date, as follows: (a) [***] if the Tranche 2 Put/Call Date is after the Tranche 1 Closing Date but prior to or on the Tranche 2 Closing Date, (b) [***] if the Tranche 2 Put/Call Date is after the Tranche 2 Closing Date but prior to or on the first anniversary of the Tranche 2 Closing Date, (c) [***] if the Tranche 2 Put/Call Date is after the first anniversary of the Tranche 2 Closing Date but prior to or on the second anniversary of the Tranche 2 Closing Date, and (d) an amount equal to [***]; minus the aggregate amount of all Tranche 2 Royalty Payments received by the Buyer from the Seller as of the Tranche 2 Put/Call Date if the Tranche 2 Put/Call Date is after the second anniversary of the Tranche 2 Closing Date.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(iii)          If the Parent enters into a COC Agreement and the date of consummation of such Change of Control is prior to the Tranche 1 Closing Date, the Seller or the Acquiror shall have the option to prepay (the “Pre-Funding Call Option”), or the Buyer may require the Seller to prepay or cause a prepayment of (the “Pre-Funding Put Option”), [***] (the “Pre-Funding Put/Call Payment”) on the date of consummation of such Change of Control to the Buyer. Upon payment of the Pre-Funding Put/Call Payment, the Tranche 1 Royalty Payments and the Tranche 2 Royalty Payments and all obligations thereto shall terminate.

(iv)           Upon the Parent entering into a CoC Agreement, the Seller shall, no later than [***] Business Days thereafter, deliver notice of the Parent entering into such CoC Agreement to the Buyer, including whether the Seller is exercising a Call Option. If the Seller elects to exercise a Call Option, or if the Buyer exercises a Put Option by delivering notice to the Seller within [***] Business Days after receiving such notice from the Seller, the Seller shall, no later than [***] Business Days following the consummation of such Change of Control, pay the applicable Put/Call Payment to the Buyer. The Seller’s obligation to pay such Put/Call Payment following the Seller’s exercise of such Call Option or the Buyer’s exercise of such Put Option shall be contingent upon the consummation of such Change of Control; if such Change of Control is not consummated, the exercise of such Call Option or such Put Option shall be void. Upon the Buyer’s receipt of the applicable Put/Call Payment, the Seller’s obligations to make the Tranche 1 Royalty Payments or the Tranche 2 Royalty Payments, as applicable, shall terminate and all rights and/or obligations of the Buyer in respect of the Tranche 1 Revenue Participation Right and/or the Tranche 2 Revenue Participation Right, as applicable, shall automatically without any further action of the parties be deemed to be released and irrevocably terminated. If both the Tranche 1 Put/Call Payment and the Tranche 2 Put/Call Payment are made to the Buyer, or if the Pre-Funding Put/Call Payment is made to the Buyer, this Agreement shall automatically terminate.

(v)           The payment of the applicable Put/Call Payment shall be made by wire transfer of immediately available funds to one or more accounts specified by the Buyer or, if not timely designated by the Buyer, to the account to which payments under the Royalty Payments were transmitted or are to be transmitted pursuant to Section 6.2(a). Upon the Buyer’s receipt of (a) the Tranche 1 Put/Call Payment and (b) if the Tranche 2 Closing occurs, the Tranche 2 Put/Call Payment, then except as set forth in Section 9.3, this Agreement shall terminate and all rights and obligations of the parties hereunder shall automatically without any further action of the parties be deemed to be released and irrevocably terminated. Notwithstanding any of the foregoing to the contrary, in the event that a Call Option or a Put Option is exercised during any Calendar Quarter during which the Seller has earned Net Sales and would otherwise be obligated to make a Royalty Payment to the Buyer, the Seller shall be obligated to make all Royalty Payments otherwise due in accordance with Section 6.2(a) for all such earned Net Sales up to the date the Seller remits the applicable Put/Call Payment to the Buyer, and such Put/Call Payment shall include the foregoing amount of such Royalty Payment.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(d)           Any payments required to be made by either party under this Agreement shall be made in United States Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment.

Section 6.3             Disclosures. Except (a) for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release and (b) any disclosure required by applicable law, by the rules and regulations of any securities exchange or market on which any security of such party hereto may be listed or traded or by any Governmental Authority of competent jurisdiction, neither the Buyer nor the Parent or the Seller shall, and each party hereto shall cause its Affiliates not to, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, delayed or conditioned), issue any press release or make any other public disclosure with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby. The Buyer acknowledges that it will be necessary for the Parent to file this Agreement with the SEC and to make other public disclosures regarding the terms of this Agreement and payments made under this Agreement in its reports filed with the SEC, and the Seller agrees that it will provide the Buyer a reasonable opportunity to review and comment on any proposed redactions to the copy of this Agreement to be filed with the SEC, as well as on such other public disclosures made by the Parent or the Seller relating to the Buyer or this Agreement or the transactions contemplated thereby (e.g., press releases or Current Report on Form 8-K), provided that the Seller shall not be required to provide the Buyer the opportunity to review and comment on any disclosure substantively identical to any disclosure previously reviewed and commented upon by the Buyer.

Section 6.4             Inspections and Audits of the Seller. Following the Tranche 1 Closing, upon at least fourteen (14) Business Days written notice and during normal business hours, no more frequently than once per calendar year, the Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller’s books of account for the three (3) calendar years prior to the audit for the purpose of determining the correctness of Royalty Payments made under this Agreement. Upon the Buyer’s reasonable request, no more frequently than once per calendar year while any Out-License remains in effect, the Seller shall use Commercially Reasonable Efforts to exercise any rights it may have under any Out-License relating to a Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of Royalty Payments made under this Agreement. All of the reasonable and documented out-of-pocket expenses of any inspection or audit requested by the Buyer hereunder (including the reasonable fees and expenses of such independent public accounting firm designated for such purpose) shall be borne solely by the Buyer, unless the independent public accounting firm determines that Royalty Payments previously paid during the period of the audit were underpaid by an amount greater than [***]% of the Royalty Payments actually paid during such period, in which case such expenses shall be borne by the Seller. Any such accounting firm shall not disclose the confidential information of the Seller or any such Licensee relating to a Product to the Buyer, except to the extent such disclosure is necessary to determine the correctness of Royalty Payments or otherwise would be included in a Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 8. If any audit discloses any underpayments by the Seller to the Buyer, then such underpayment, shall be paid by the Seller to the Buyer within [***] calendar days of it being so disclosed. If any audit discloses any overpayments by the Seller to the Buyer, then the Seller shall have the right to credit the amount of the overpayment against each subsequent quarterly Royalty Payment due to the Buyer until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final quarterly Royalty Payment due hereunder, the Buyer shall promptly refund an amount equal to any such remaining overpayment.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 6.5             Intellectual Property Matters.

(a)           Each of the Seller and the Parent shall, and the Parent shall cause each applicable Guarantor to, at its sole expense, either directly or by causing any Licensee to do so, use Commercially Reasonable Efforts to (x) take such actions (including taking legal action to specifically enforce the applicable terms of any In-License or Out-License) and (y) prepare, execute, deliver and file any and all agreements, documents or instruments, in each case ((x) and (y)) that are necessary to diligently prosecute and maintain, and to avoid disclaimer or abandonment of, the Patent Rights in the Territory. Each of the Seller and the Parent shall, and the Parent shall cause each applicable Guarantor to, use Commercially Reasonable Efforts to ensure that all patent applications in the Patent Rights are diligently prosecuted with the intent to protect all Products in the Territory. In the exercise of its reasonable business discretion, each of the Seller and the Parent shall, and the Parent shall cause each applicable Guarantor to, use Commercially Reasonable Efforts to diligently defend or assert the Patent Rights against material infringement or interference by any other Persons in the Territory, and against any material claims of invalidity or unenforceability asserted by a Third Party in a court or administrative proceeding (including any reexamination, inter partes review, opposition, or like proceeding), in each case where such infringement, interference, or claim of invalidity or enforceability outside of the United States would reasonably be expected to have a Material Adverse Effect, including, without limitation, by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference, or by otherwise abating such infringement or claims of invalidity or unenforceability. Notwithstanding any other obligation of the Parent or the Seller under this Section 6.5(a), each of the Seller and the Parent shall, and the Parent shall cause each applicable Guarantor to, (i) reasonably and in good faith evaluate and respond to (A) certifications made by a Third Party under paragraph IV of 21 U.S.C. §355(j)(2)(A)(vii) or §355(b)(2)(A) with respect to any Orange Book Patent and (B) any claim of invalidity or unenforceability by a Third Party against an Orange Book Patent, including in each case by initiating an appropriate legal action and (ii) not disclaim or abandon any Orange Book Patents.

(b)           The Seller shall provide to the Buyer a copy of any written notice received by the Parent or any member of the Seller Group from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of a Product infringes or misappropriates any Patents or other intellectual property rights of such Third Party, together with copies of material correspondence sent or received by the Parent or any member of the Seller Group related thereto, as soon as practicable and in any event not more than [***] following such delivery or receipt.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)           The Seller shall promptly inform the Buyer of any infringement by a Third Party of any Patent Right of which any of the individuals named in the definition of “Knowledge of the Parent” (or the successors of such Person at the Parent) becomes aware. Without limiting the foregoing, the Seller shall provide to the Buyer a copy of any written notice alleging infringement of any Patent Rights that is delivered or received by the Parent or any member of the Seller Group, as well as copies of material correspondence related thereto, as soon as practicable and in any event not more than [***] following such delivery or receipt.

(d)           Within [***] of initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement by a Third Party of any Patent Right, the Seller shall provide the Buyer with written notice of such enforcement action.

(e)           If the Parent or any member of the Seller Group recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Patent Rights relating to a Product, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Patent Rights, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller (or any party to an In-License or Permitted Licensees of such Patent Rights entitled to such reimbursement under any such In-License or Out-License ) in bringing such action (including all reasonable attorney’s fees), (ii) any remaining amounts will be reduced, if applicable, to comply with allocation of recovered damages with licensors of such Patent Rights required under any In-Licenses or Permitted Licensees of such Patent Rights under any Out-Licenses, if any, and (iii) any residual amount of such damages after application of (i) and (ii) will be treated as Net Sales.

Section 6.6             In-Licenses.

(a)           The Seller shall promptly (and in any event within [***] Business Days) provide the Buyer with (i) executed copies of any In-License entered into by the Seller or its Affiliates, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License.

(b)           Each of the Seller and the Parent shall, and the Parent shall cause each applicable Guarantor to, use Commercially Reasonable Efforts to comply in all material respects with its obligations under any In-Licenses it enters into and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [***] Business Days, after receipt of any (written or oral) notice from a counterparty to any In-License or its Affiliates of an alleged material breach under any In-License, the Seller shall provide the Buyer a copy thereof. Each of the Seller and the Parent shall, and the Parent shall cause each applicable Guarantor to, use its Commercially Reasonable Efforts to cure any material breaches by it under any In-License and shall give written notice to the Buyer upon curing any such breach. Each of the Seller and the Parent shall, and the Parent shall cause each applicable Guarantor to, provide the Buyer with written notice following becoming aware of any party’s material breach of its obligations under any In-License. Each of the Seller and the Parent shall, and the Parent shall cause each applicable Guarantor to, not terminate any In-License without providing the Buyer prior written notice. Promptly, and in any event within [***] Business Days following the Parent’s, Seller’s, or a Guarantor’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Seller shall provide the Buyer a copy thereof.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 6.7             Out-Licenses.

(a)           The Parent shall not, and shall cause each Guarantor to not enter into an Out-License granting a license or sublicense of any Intellectual Property Right to market, detail, promote, sell or secure reimbursement of a Product within the Territory unless it has received the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Seller may not enter into an Out-License with an Affiliate granting a license or sublicense of any Intellectual Property Right to market, detail, promote, sell or secure reimbursement of a Product within the Territory unless it has received the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Subject to compliance with this Section 6.7, the Seller may enter into an Out-License with a Third Party or enter into an agreement to research, develop or manufacture any Product in all or any portion of the world without the Buyer’s prior written consent; provided, that such license shall not assign or otherwise convey title to or impose any Lien (other than Permitted Liens) on any of the Product Collateral, other than the grant of the license or sublicense thereunder, in favor of any Third Party (any such license, a “Permitted License”).

(b)           The Seller shall promptly (and in any event within [***] Business Days) provide the Buyer with (i) executed copies of each Out-License, and (ii) executed copies of each amendment, supplement, modification or written waiver of any material provision of an Out-License.

(c)           The Seller shall include in all Out-Licenses (other than Existing Out-Licenses) provisions permitting the Seller to audit such Licensee and shall use commercially reasonable efforts to include terms and conditions consistent in all material respects with the Buyer’s rights to audit the Seller set forth in Section 6.4.

(d)           The Seller shall provide the Buyer prompt (and in any event within [***] Business Days) written notice of a Licensee’s material breach of its obligations under any Out-License of which any of the individuals named in the definition of “Knowledge of the Parent” (or the successors of such Person at the Seller) becomes aware.

(e)           The Seller shall provide the Buyer with written notice promptly (and in any event within [***] Business Days) following the termination of any Out-License.

(f)            On or prior to the Tranche 1 Closing Date, the Parent shall cause Avadel Ireland to enter into an exclusive license with the Seller with respect to the Commercialization of Intellectual Property Product Rights in the United States. For as long as such license is in effect, the Parent shall own the Seller and Avadel Ireland as wholly-owned subsidiaries.

Section 6.8             Restricted Indebtedness. Prior to the Minimum Return Date, the Parent shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Restricted Indebtedness. As a condition to the incurrence of any secured Permitted Indebtedness for borrowed money with one or more lenders that is secured by the Product Collateral, the Buyer shall enter, and the Parent and the applicable Subsidiaries shall enter and cause such lender or lenders or any agent, representative or trustee acting on behalf of such lender or lenders to enter into an Acceptable Intercreditor Agreement.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 6.9             Diligence.

(a)           The Seller shall use Commercially Reasonable Efforts to Commercialize (either directly or through Licensees) the Products in the Territory. In furtherance of the foregoing, the Seller shall use Commercially Reasonable Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain all Marketing Approvals required to Commercialize Products in the Territory and the Seller shall use Commercially Reasonable Efforts to not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any such Marketing Approvals.

(b)           On a country-by-country and Product-by-Product basis, if a Loss of Market Exclusivity has occurred in such country for such Product, the Seller’s obligations under Section 6.9(a) shall no longer apply in such country for such Product.

Section 6.10           Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Buyer and the Seller and the Parent will, and the Parent shall cause each applicable Guarantor to, use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement. The Buyer and the Seller and the Parent, and the Parent shall cause each applicable Guarantor to, agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 6.11           Further Assurances. After the Closing, the Buyer and the Seller and the Parent, and the Parent shall cause each applicable Guarantor to, agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

Section 6.12           Back-Up Security Interest. Notwithstanding anything herein to the contrary, the Seller and the Parent shall not (and the Parent shall procure that no Grantor shall) enter into any contracts or arrangement or otherwise knowingly take any action or knowingly fail to act in a manner that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Buyer’s interest in the Revenue Participation Right or the Back-Up Security Interest. The Buyer and Seller agree that the amendment of the 2023 Notes Indenture, and the entry into any agreement evidencing any secured Indebtedness permitted by clause (b) of the definition of Restricted Indebtedness, which shall be subject to and in compliance with an Acceptable Intercreditor Agreement, shall be deemed to not materially and adversely affect the Buyer’s interest in the Revenue Participation Right or the Back-Up Security Interest.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 6.13           Certain Tax Matters.

(a)           The Seller and the Buyer agree that for Tax purposes, (a) the Seller and the Buyer shall treat the transactions contemplated by this Agreement as a sale of the Revenue Participation Right and (b) any and all amounts remitted by the Seller to the Buyer after the Closing Date pursuant to this Agreement shall be treated as “royalties” within the meaning of Article 12 or “Other Income” within the meaning of Article 22, in each case, of the Convention Between the Government of the United States of America and the Government of Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income and Capital Gains (the “U.S.-Ireland Treaty”). The Buyer and Seller hereto agree not to take any position that is inconsistent with the provisions of this Section 6.13(a) on any tax return or in any audit or other tax-related administrative or judicial proceeding unless the other party hereto has consented in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such actions. If there is an inquiry by any Governmental Entity of the Buyer or the Seller related to the treatment described in this Section 6.13(a), the Buyer and Seller hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 6.13(a).

(b)           Notwithstanding anything to the contrary in this Agreement, each of the Buyer and the Seller shall be entitled to withhold and deduct (or cause to be withheld and deducted) from any amount payable under this Agreement to the other party any Tax that the Buyer or the Seller, as applicable, determines that it is required to withhold and deduct under applicable law, and any such amount withheld and deducted shall be treated for all purposes of this Agreement as being paid to the other party, with the party withholding such amount not required to pay any additional amount to the other party in respect of such amount withheld and deducted; provided that each of the Buyer and the Seller shall give the other party prior notice and the opportunity, in good faith, to contest and prevent such withholding and deduction. The Buyer and Seller hereto shall use commercially reasonable efforts to give or cause to be given to the other party hereto such assistance and such information concerning the reasons for withholding or deduction (including, in reasonable detail, the method of calculation for the deduction or withholding thereof) as may be reasonably necessary to enable the Buyer or the Seller, as applicable, to claim exemption therefrom, or credit therefor, or relief (whether at source or by reclaim) therefrom, and, in each case, shall furnish the Buyer or the Seller, as applicable, with proper evidence of the taxes withheld and deducted and remitted to the relevant taxing authority. Promptly after any assignment by the Buyer pursuant to Section 11.4, the Buyer shall cause the assignee(s) to provide to the Seller (i) an IRS Form W-8BEN-E certifying that it is exempt from U.S. federal withholding Tax in respect of payments with respect to the Revenue Participation Right under the U.S.-Ireland Treaty and/or (ii) an IRS Form W-8IMY, accompanied by IRS Form(s) W-8W-8BEN-E certifying that the applicable beneficial owner is exempt from U.S. federal withholding Tax in respect of payments with respect to the Revenue Participation Right under an applicable United States income Tax treaty or IRS Form(s) W-9, from the applicable beneficial owner, in each case, as applicable.

Section 6.14             Collateral Covenants.

(a)           The Parent shall promptly cause any of its Subsidiaries that may acquire, in-license or own any portion of the Product Collateral (and in any event no later than [***] after the event leading to such acquisition, license or ownership or, if owned as of the date hereof) to enter into a joinder agreement, in form and substance reasonably acceptable to the Buyer, to become a Grantor party and a Guarantor party to this Agreement solely for the limited purposes provided for herein.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)           The Parent and the Seller shall use commercially reasonable efforts and cooperate with the Buyer to facilitate the delivery within [***] days of the date of this Agreement (or within [***] days after the formation or acquisition of a Subsidiary that meets the criteria of Section 6.14(a)) of (i) Irish-law governed guarantees and Irish-law governed security agreements to be executed by Avadel Ireland and the Parent and any Joining Subsidiary incorporated in Ireland (collectively, the “Irish Obligors”), in respect of the amounts and granting the Back-Up Security Interest in the Product Collateral owned by such Irish Obligors, in each case consistent with the requirements of Section 2.1(c), (ii) a UCC financing statement for each Irish Obligor in respect of the Product Collateral owned by such Irish Obligors in proper form of filing in Washington, D.C. and (iii) any documents necessary to perfect under Irish law any such Back-Up Security Interest in respect of the Product Collateral owned by such Irish Obligors. Additionally, the Parent and the Seller agree further to cause the Irish Obligors or any Joining Subsidiary to deliver such other agreements, documents and instruments, and take any action, including to effect any registrations, filings and notifications and obtain any consents, waivers or acknowledges, reasonably requested by the Buyer in its good faith business judgment in order to perfect such Back-Up Security Interest in the Product Collateral owned by such Irish Obligors under Irish law or such Joining Subsidiary under applicable law.

(c)           Notwithstanding anything to the contrary in this Section 6.14 or otherwise in this Agreement, (A) none of the Irish Obligors or Joining Subsidiaries (other than organized in the United Sates, any State thereof, or the District of Columbia) shall be required (and the Parent and the Seller shall not be obligated to cause the Irish Obligors or such Joining Subsidiaries) to grant the Back-Up Security Interest in, or perfect such Back-Up Security Interest in, under Irish law or such applicable law, respectively, (x) any Product Collateral where Irish law or such applicable law does not contemplate, provide for or permit a security interest to be granted in any such Product Collateral, including if such Back-Up Security Interest is not permitted by the terms of any constitutional documents of the Irish Obligors, or (y) any Product Collateral where the burden or cost of obtaining a grant of a Back-Up Security Interest therein or perfection thereof exceeds the practical benefit to the Buyer afforded thereby as reasonably mutually determined by the Seller and the Buyer, unless not obtaining such grant would reasonably be expected to result in a Material Adverse Effect, (B) any documents executed by the Irish Obligors or Joining Subsidiaries granting of any such Back-Up Security Interest, or otherwise contemplated by Section 6.14(a), Section 6.14(b) or Section 6.14(d) shall (x) prior to the entry thereof require the completion of any necessary steps or approvals of the Irish Obligors or Joining Subsidiaries required under Irish law or such applicable law, respectively, (y) include any customary limitation language under Irish law or such applicable law, respectively as may be agreed by the Buyer and Seller, acting reasonably and in good faith, and (z) shall in any case be in form and substance customary for royalty transactions in the nature of this Agreement as may be determined by the Seller and the Buyer, each acting reasonably and in good faith.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(d)           In furtherance of the foregoing, the Parent agrees to cause each of the Joining Subsidiaries and the Irish Obligors which own Product Collateral to take such other action consistent with the requirements of Section 6.14(b) as shall be necessary or appropriate to establish, create, preserve, protect and perfect the Back-Up Security Interest in favor of the Buyer in the Product Collateral under U.S. law, Irish law (in the case of the Irish Obligors), and other applicable law, and to execute such other collateral documents in form and substance reasonably acceptable to the Buyer, as may be reasonably required or requested by the Buyer in connection with the actions contemplated hereby.

ARTICLE 7
INDEMNIFICATION

Section 7.1             General Indemnity. From and after the Closing:

(a)           the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Seller in this Agreement, and (ii) any breach of any of the covenants or agreements of the Seller in this Agreement; and

(b)           the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Buyer in this Agreement, and (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement.

Section 7.2             Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 7, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 7 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this ARTICLE 7, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 7, except to the extent such Indemnifying Party is actually prejudiced thereby.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 7.3             Limitations on Liability.

(a)           Other than with respect to fraud, gross negligence, or willful misconduct, in no event shall the Seller’s aggregate liability for Losses under Section 7.1(a) exceed the Losses Cap less the payments actually received by the Buyer in respect of the Revenue Participation Right as of the date any claim for Losses is made.

(b)           Except for claims arising from a breach of confidentiality obligations under ARTICLE 8 or in cases of fraud, gross negligence, or willful misconduct, no party hereto shall be liable for any consequential, punitive, special or incidental damages under this ARTICLE 7 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 7) in or pursuant to this Agreement. In connection with the foregoing, the Buyer and the Seller acknowledge and agree that (i) the Buyer’s damages, if any, for any such action or claim will typically include Losses for Royalty Payments that the Buyer was entitled to receive in respect of its ownership of the Royalty Payments but did not receive timely or at all due to such indemnifiable event and (ii) the Buyer shall be entitled to make claims for all such missing or delayed Royalty Payments as Losses hereunder, and such missing or Royalty Payments shall not be deemed consequential, punitive, special, indirect or incidental damages.

Section 7.4             Exclusive Remedy. Except as set forth in Section 11.11, from and after the Effective Date, the rights of the Buyer and Seller pursuant to (and subject to the conditions of) this ARTICLE 7 shall be the sole and exclusive remedy of the Buyer and Seller and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after the Effective Date, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this ARTICLE 7.

Section 7.5             Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this ARTICLE 7 will be treated as an adjustment to the Purchase Price for Tax purposes to the fullest extent permitted by applicable law.

ARTICLE 8
CONFIDENTIALITY

Section 8.1             Confidentiality. Except as provided in this ARTICLE 8, Section 11.4 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for [***] thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a)           was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

(d)           is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e)           is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Section 8.2             Authorized Disclosure.

(a)           Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i)            prosecuting or defending litigation;

(ii)           complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii)          complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv)          for regulatory, Tax or customs purposes;

(v)           for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;

(vi)          disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure;

(vii)         upon the prior written consent of the Disclosing Party;

(viii)        disclosure to its potential or actual investors, financing sources (including debt financing sources), partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate or required to perform such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(ix)           as is necessary in connection with a permitted assignment pursuant to Section 11.4.

(b)           Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of Seller provided hereunder.

(c)           Notwithstanding anything set forth in this Agreement, materials and documentation relating to the Seller’s Intellectual Property Rights may be only disclosed to or accessed by the Buyer and its attorneys and auditors, without further disclosure to any other Representative of the Buyer.

ARTICLE 9
TERMINATION

Section 9.1             Mutual Termination. This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 9.2             Automatic Termination. Unless earlier terminated as provided in Section 9.1, following the Effective Date, this Agreement shall continue in full force and effect until the earlier of (a) [***] days after such time as the Seller is no longer obligated to make any Royalty Payments under this Agreement or (b) the Royalty Termination Date, at which point, in each case, this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 9.3            Survival. Notwithstanding anything to the contrary in this ARTICLE 9, the following provisions shall survive termination of this Agreement: Section 6.3 (Disclosures), ARTICLE 7 (Indemnification), ARTICLE 8 (Confidentiality), this Section 9.3 (Survival) and ARTICLE 11 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

ARTICLE 10
EVENTS OF DEFAULT REMEDIES

Section 10.1           Remedies Upon Event of Default. If any Event of Default under clause (d) of the definition thereof has occurred and is continuing, the Seller shall immediately pay the Royalty Cap (less the aggregate of all of the payments of the Seller in respect of the Royalty Payments made to the Buyer prior to such date) to the Buyer or the Buyer’s designee without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration or any other notice or declaration of any kind, all of which are hereby expressly waived by the Seller. In addition, if any other Event of Default has occurred and is continuing, the Buyer may declare any or all of the Royalty Cap (less the aggregate of all of the payments of the Seller in respect of the Royalty Payments made to the Buyer prior to such date) immediately due and payable (and all of such amounts shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration or any other notice or declaration of any kind, all of which are hereby expressly waived by the Seller) or otherwise exercise all rights and remedies available to it under this Agreement and applicable law. Notwithstanding anything to the contrary in this Agreement, after the occurrence and during the continuation of an Event of Default but prior to the occurrence of a Recharacterization Event, the Buyer shall not be entitled to, and the Buyer agrees that it shall not, exercise any rights as a secured creditor under the UCC other than rights provided to a purchaser of accounts or payment intangibles in respect of such purchased accounts or payment intangibles.

ARTICLE 11
MISCELLANEOUS

Section 11.1           Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 11.2           Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 11.2:

If to the Seller, the Parent, or Avadel Ireland, to:

Avadel CNS Pharmaceuticals, LLC

c/o Avadel Pharmaceuticals PLC

16640 Chesterfield Grove Road, Suite 200

Chesterfield, MO 63005
Attention:      Legal Department
Email: [***]

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

with a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Robert E. Puopolo
Email: RPuopolo@goodwinlaw.com

If to the Buyer, to it at:

RTW Royalty II DAC

2nd Floor

Palmerston House

Denzille Lane

Dublin 2

D02 WD37

Ireland

and

RTW Investments, LP

40 10th Avenue, Floor 7

New York, NY 10014

Attn: Roderick Wong and Tony Nguyen

Email: [***]

with a copy to:

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, CA 94105

Attention: Ryan Murr; Todd Trattner

E-mail: rmurr@gibsondunn.com; ttrattner@gibsondunn.com

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine, (iii) when sent, if by email with PDF attachment, with an acknowledgement of receipt being produced by the recipient’s email account, or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 11.3           Expenses. Within [***] Business Days following the Effective Date, the Seller shall reimburse the Buyer for the Transaction Expenses incurred prior to or on the Effective Date. Upon each of the Tranche 1 Closing and, if applicable, the Tranche 2 Closing, the Seller shall reimburse the Buyer for any and all other Transaction Expenses incurred prior to or on such Closing Date. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 11.4           Assignment. No Grantor may assign, in whole or in part, this Agreement, any of its rights or obligations hereunder, or any of its rights in a Product, including any Product Rights, without the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Parent may assign this agreement in its entirety without the Buyer’s prior written consent, to a Third Party in connection with a Change of Control, provided that upon closing such Change of Control, the Parent causes such Third Party to deliver a writing to the Buyer, in form and substance reasonably acceptable to the Buyer, in which it assumes all of the obligations of Parent to the Buyer under this Agreement, and such Third Party shall be deemed an assignee of the Parent under this Agreement. For the avoidance of doubt and subject to Section 6.7, nothing in this Section 11.4 shall restrict the Seller from licensing any Product Rights pursuant to a Permitted License, from transferring the Marketing Approvals for any jurisdiction to a Licensee in connection with a Permitted License covering such jurisdiction, or incurring any Permitted Indebtedness. Prior to the Tranche 1 Closing, the Buyer may assign this Agreement in whole or in part to one or more of its Affiliates. Following the Tranche 2 Closing, or if after August 31, 2024, the Tranche 2 Closing has not occurred, then following the Tranche 1 Closing, the Buyer may assign this Agreement in whole or in part to any Person, including to any Third Party or to one or more of its Affiliates. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.  Any purported assignment in violation of this Section 11.4 shall be null and void.

Section 11.5           Amendment and Waiver.

(a)           This Agreement may be amended, modified or supplemented only in a writing signed by each of the Buyer and the Seller; provided that any amendment, modification or supplement to Section 11.4, this Section 11.5, or Section 11.14 shall also require the written consent of the Parent, Avadel Ireland, or any other Grantor. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b)           No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 11.6           Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto. Upon execution of this Agreement, the Confidential Disclosure Agreement between RTW Investments, LP and the Parent, effective as of September 15, 2022 is hereby terminated without further force and effect, superseded by ARTICLE 8 of this Agreement and all obligations among the parties relating to confidentiality shall be governed by ARTICLE 8 of this Agreement.

Section 11.7           No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in Section 7.1.

Section 11.8           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.9           Jurisdiction; Venue.

(a)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER, THE PARENT AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER, THE PARENT AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER, THE PARENT AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER, THE PARENT AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER, THE PARENT OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 11.2 HEREOF.

(b)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER, THE PARENT AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(c)           Each Party hereby jointly and severally waives any and all right to trial by jury in any action or proceeding relating to this Agreement or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. Each of the Parties represents that this waiver is knowingly, willingly, and voluntarily given.

Section 11.10         Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 11.11         Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each of the parties further agrees that, in the event of any action for specific performance in respect of such breach of violation, it will not assert the defense that a remedy at law would be adequate.

Section 11.12         Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 11.13         Relationship of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Section 11.14         Guaranty.

(a)           Each Guarantor (i) hereby unconditionally guarantees the due and punctual payment and full and timely performance of all of Seller’s obligations and commitments under this Agreement, (ii) hereby unconditionally guarantees that the Revenue Participation Right will be sold at each Closing as contemplated by this Agreement and (iii) without limiting the foregoing or being limited thereby, hereby further covenants to procure and cause Seller to take such actions that may be necessary or useful to support and duly complete the performance of Seller’s obligations and commitments under this Agreement, including in relation to Buyer’s exercise of its rights under this Agreement, (collectively, (i), (ii), and (iii) the “Guaranty”). This Guaranty is an irrevocable guaranty of payment and performance (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement, any assumption of any such guaranteed obligations by any other party or any other act or event that might otherwise operate as a legal or equitable discharge of any Guarantor. Each Guarantor hereby waives all its rights to subrogation arising out of any payment or performance by such Guarantor under this Guaranty. The obligations of each Guarantor hereunder shall be absolute and unconditional, and shall not be affected by or contingent upon (a) the liquidation or dissolution of, or the merger or consolidation of Seller with or into any corporation, or any sale or transfer by Seller or all or any part of its property or assets, (b) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Seller, or (c) any modification, alteration, amendment or addition of or to the Agreement. Each Guarantor hereby waives all suretyship defenses and protest, notice of protest, demand for performance, diligence, notice of any other action at any time taken or omitted by Buyer and, generally, all demands and notices of every kind in connection with this Guaranty, and Seller’s obligations hereby guaranteed, and which such Guarantor may otherwise assert against Buyer. This Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or performance of any of the obligations of Seller under this Agreement is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy or reorganization of Seller or otherwise. Each Guarantor acknowledges that each of the waivers set forth in this Guaranty is made with full knowledge of its significance and consequences and under the circumstances the waivers are reasonable and not contrary to public policy. If any of said waivers is determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted by law. Nothing in this Section 11.14 shall modify any of the limitations set forth in Article 7 of this Agreement, or the maximum liability of the Seller as set forth in this Agreement, all of which also shall apply to, and similarly limit, each Guarantor’s obligations.

(b)           This guaranty does not apply to any liability to the extent that it would result in the guaranty constituting unlawful financial assistance within the meaning of section 82 of the Irish Companies Act or any equivalent and applicable provisions under the laws of the United States or any state or district thereof.

Section 11.15         Section 409 Authorisation

(a) Each of the Parent and Avadel Ireland hereby irrevocably and unconditionally authorizes any and each solicitor of the Buyer (the “Buyer’s Solicitor’s”) to sign or complete (whether electronically or otherwise) on behalf of the Parent and Avadel Ireland all required security related registration forms required to be delivered to the Companies Registration Office (the “CRO”) in connection with the Back-Up Security Interest and this Agreement and to file (whether electronically or otherwise) each such registration form with the CRO.

(b) In giving this authorization, each of the Parent and Avadel Ireland agrees and acknowledges that no solicitor/client relationship exists between the Buyer’s Solicitors and the Parent or Avadel Ireland and that the Buyer’s Solicitors have no liability or responsibility to the Parent or Avadel Ireland for any failure to comply with the terms of this authorization where such failure is due to anything outside the reasonable control of the Buyer’s Solicitors.

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

[Signature Page Follows]

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER:

AVADEL CNS PHARMACEUTICALS, LLC

By:	/s/ Gregory Divis
Name: Gregory Divis
Title: President

PARENT (for the limited purposes provided for herein):

AVADEL PHARMACEUTICALS PLC

By:	/s/ Gregory Divis
Name: Gregory Divis
Title: Chief Executive Officer

AS A GUARANTOR (for the limited purposes provided for herein):

FLAMEL IRELAND LTD

By:	/s/ Rosemarie Tully
Name: Rosemarie Tully
Title: President

[Signature Page to Purchase and Sale Agreement]

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

BUYER:
RTW ROYALTY II DAC

By:	/s/ Roderick Wong, M.D.
Name: Roderick Wong, M.D.
Title: Authorized Attorney

[Signature Page to Purchase and Sale Agreement]

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit A

LUMRYZ

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit B

Bill of Sale

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit C